PRESS RELEASE

GOLDCORP URGES PRIME MINISTER CHRETIEN TO JOIN

U.S. PRESIDENT BUSH’S WAR ON TERRORISM, NOW!

March 19, 2003

Honorable Jean Chretien

Prime Minister of Canada

Office of the Prime Minister

80 Wellington St.

Ottawa, K1A 0A2

Dear Prime Minister:

The dream of peace, democracy and civil rights in the Middle East, ever so elusive, has never been closer.  You and all Canadians have a responsibility to help shape this dream.  To make this world vision a reality, the dictator Saddam Hussein must go, Now!

Your opposition to the US led coalition guarantees Canada no role in shaping the future of this region.  And it will also transform our once longest undefended border in the world into a formidable barrier to trade, capital, travel and friendship with our largest trading partner.  The cost to all Canadians will be very significant!

The opportunity to support the US initiative must be done today before it starts.  Call President Bush, tell him you and Canada support his plan.  Offer Canada’s diplomatic skills in shaping the renewal and growth of this region.

Yours truly,

Robert R. McEwen

Chairman & CEO

Cc:  Mr. George W. Bush, President of the United States of America

        Mr. Michael F. Kergin, Canadian Ambassador to the United States

        Mr. Paul Cellucci, United States Ambassador to Canada

        Mr. Stephen Harper, Canadian Alliance

        Editor, Financial Post

        Editor, Globe & Mail

        Editor, Toronto Star

        Editor, Ottawa Citizen

        President, Canada Newswire